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                                                                    EXHIBIT 99.1


                             [INTERNET AMERICA LOGO]

CONTACT                                                              FOR RELEASE
--------------------------------------------------------------------------------

Paul R. Streiber
Director, Corporate Communications
214.861.2582
investor.relations@airmail.net

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              INTERNET AMERICA ACQUIRES CYBERRAMP INTERNET SERVICES

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           COMBINATION GIVES INTERNET AMERICA SIGNIFICANT MARKET SHARE



     DALLAS, February 18 -- Internet America Inc. (Nasdaq: GEEK) today announced that it has acquired all of the securities of CyberRamp L.L.C., a Dallas-based Internet Service Provider, in exchange for 365,725 shares of common stock of Internet America.

     "This combination with CyberRamp significantly increases Internet America's market share in Dallas/Fort Worth and Texas, and gives us the opportunity to achieve greater operating efficiencies for Internet access and customer care," said Mike Maples, president and chief executive officer of Internet America. "We intend to use our solid foundation here as the platform for continuing expansion throughout the Southwest."

     Jim Hazlewood, president of CyberRamp, commented, "The combination of Internet America and CyberRamp makes a lot of sense for CyberRamp customers. They will now enjoy greater access to the Internet, outstanding 24-hour-a-day, 7-day-a-week customer care and the availability of Internet America's unrivaled AirNews service."

     "We are very happy to be welcoming CyberRamp customers to the Internet America family, and we are pleased that Internet America will be able to provide our new members with the easiest, fastest and most enjoyable Internet experience possible," added Maples. "We have taken great care to ensure CyberRamp customers a smooth migration to Internet America. We will be transitioning new members gradually and they will each receive an Internet America Welcome Kit. Also, we have added customer-care technicians to help specifically with new members' acclimation."

     Based in Dallas, Internet America (www.airmail.net) is a leading Internet Service Provider in the southwestern United States with over 53,500 subscribers. Through its 1-800-Be-A-Geek(R) television campaigns, which emphasize the speed and quality of its Internet services and its commitment to customer care, Internet America has become one of the leading Internet service providers in its markets. Internet America offers a wide array of Internet services tailored to meet the needs of individual retail consumers, including dial-up Internet access, multiple e-mail addresses, World Wide Web access, chat, Usenet News and personal web sites. Internet America

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also provides a full range of services to business customers, including dedicated high-speed access, web hosting, server co-location and domain name registration.

     This press release may contain forward-looking statements relating to future financial results or business expectations and, as a result, should be considered as subject to the many uncertainties that exist in the Company's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially as a result of a number of factors. Such factors include, but are not limited to: the Company's expansion and acquisition strategy, the Company's ability to achieve operating efficiencies, the Company's dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, regulatory changes, and general economic and business conditions. These risk factors and additional information are included in the Company's filings with the Securities and Exchange Commission, including its prospectus dated December 9, 1998, and its Form 10-Q dated December 31, 1998.